At a special meeting of shareholders of MFS Income Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
                                   Number of Shares
Nominee                        For             Withhold Authority
Jeffrey L. Shames              122,863.086     .000
John W. Ballen                 122,863.086     .000
Lawrence H. Cohn               122,863.086     .000
J. David Gibbons               122,863.086     .000
William R. Gutow               122,863.086     .000
J. Atwood Ives                 122,863.086     .000
Abby M. O'Neill                122,863.086     .000
Lawrence T. Perera             122,863.086     .000
William J. Poorvu              122,863.086     .000
Arnold D. Scott                122,863.086     .000
J. Dale Sherratt               122,863.086     .000
Elaine R. Smith                122,863.086     .000
Ward Smith                     122,863.086     .000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
                  Number of Shares
For               122,863.086
Against                  .000
Abstain                  .000
Broker Non-votes         .000
Item 3. The amendment or removal of certain fundamental investment policies.
                  Number of Shares
For               122,863.086
Against                  .000
Abstain                  .000
Broker Non-votes         .000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
                   Number of Shares
For                122,863.086
Against                   .000
Abstain                   .000
Item 6. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending July 31, 2002.
                    Number of Shares
For                 122,863.086
Against                    .000
Abstain                    .000